Exhibit 99.1

Shenzhen Yihaitong Technology Co., Ltd.

Dear Ruud:

As you know we have been enduring the consequences of the COVID 19 virus which has raged and spread throughout China. Our Chong Qing operations are being handled as best as possible but not in office rather we have ultimately and recently created a virtual working environment. The fact is we have not been able to use our office facilities and all schools have been closed so our children even must study from the home environment.

Due to all these problems we have not been able to meet your critical financial reporting dates and would appreciate you accepting our extension period. We are working very hard to collect all the necessary data to file our year accounts but under the circumstances you can well imagine the delay.

Many thanks for your understanding

Kind regards,

Li Zeng